Exhibit 99.1

FOR IMMEDIATE RELEASE

POLYMEDICA ANNOUNCES RESULTS FOR FISCAL 2004 FOURTH QUARTER AND
FISCAL YEAR ENDED MARCH 31, 2004

•	4Q Net Revenues of $109.1 Million, versus $96.7 Million in 4Q Fiscal 2003

•	4Q Net Income of $12.6 Million, versus $10.9 Million in 4Q Fiscal 2003

•	4Q EPS of $0.47, versus $0.43 in 4Q Fiscal 2003

•	4Q Cash Flow of $13.8 Million, versus $9.1 Million in 4Q Fiscal 2003

•	Fiscal 2004 Net Revenues of $419.7 Million, versus $356.2 Million in Fiscal 2003

WOBURN, MA — May 26, 2004 — PolyMedica Corporation (NNM: PLMD) today announced its financial results for the fiscal 2004 fourth quarter and fiscal year ended March 31, 2004.

Fiscal 2004 Fourth Quarter
Net revenues for the quarter ended March 31, 2004 were $109.1 million, compared to $96.7 million for the quarter ended March 31, 2003, an increase of $12.4 million, or 12.8%. The reduction in reimbursement rates for respiratory medications that took effect on January 1st reduced net revenues for the quarter by approximately $3.2 million. Net income for the quarter was $12.6 million, or $0.47 per diluted share, compared to $10.9 million, or $0.43 per diluted share, for the prior fiscal year’s fourth quarter. Cash flow from operations for the quarter was $13.8 million, compared to $9.1 million in the prior-year quarter.

Fiscal 2004 Full Year
Net revenues for the fiscal year ended March 31, 2004 were $419.7 million, a 17.8% increase from the $356.2 million in revenues recorded a year ago. As previously disclosed, net revenues for fiscal 2004 include a charge of $3.1 million in the third quarter to establish additional reserves for estimated overpayments to Medicare.

Net income for fiscal 2004 was $37.9 million, or $1.45 per diluted share, compared to $25.6 million, or $1.02 per diluted share, for fiscal 2003. As previously announced, in the year ended March 31, 2004, in addition to recording a charge to revenues of $3.1 million, or $0.07 per diluted share, to establish additional reserves for overpayments by Medicare, the Company recorded an impairment charge to SG&A of $14.4 million, or $0.34 per diluted share, to write down the carrying cost of the Company’s Respiratory direct response advertising asset to net realizable value. In the year ended March 31, 2003, in connection with the adoption of SFAS 142, “Goodwill and Other Intangible Assets”, the Company recorded a goodwill impairment charge of $23.8 million, or $0.58 per diluted share, related to its urological products, as a cumulative effect of a change in accounting principle. Excluding these charges, net income would have been $48.9 million, or $1.87 per diluted share, for the year ended March 31, 2004, and $40.2 million, or $1.60 per diluted share, for the previous year.

Cash flow from operations for the year ended March 31, 2004 was $52.7 million, compared to $29.4 million in the prior year.

Commenting on the Company’s financial results, Chairman and Chief Executive Officer Samuel L. Shanaman said, “The March quarter represented another solid quarter for the Company. We were pleased with the performance of each of our business segments, especially our core Diabetes business. During the quarter we grew our base of active Diabetes customers by 24,000, or about four percent, and took steps to improve both product costs and expenses going forward.”

Shanaman continued, “Looking ahead, one of the trends we see is the increasing awareness within both the public and private sectors of the enormous costs associated with complications from diabetes and other chronic diseases, and a growing appreciation that these complications can be controlled through effective disease management. In that environment, we believe our core competencies — the strong relationships we forge with our customers and their physicians, the expanding role we play in helping our customers manage their disease, our operating efficiencies, and our ability to make use of technology — will become even more important in the future than they have been in the past, and present a number of opportunities for the Company going forward.”

Guidance
The Company expects to report net revenues of $109 — $114 million and diluted earnings per share of $0.45 — $0.49 for the quarter ending June 30, 2004.

Conference Call and Replay
PolyMedica management will host a conference call and live Webcast today, Wednesday, May 26, at 4:30 p.m., EDT, to discuss the Company’s 2004 fiscal fourth quarter and year. To listen to the conference call over the Internet, go to www.polymedica.com or www.fulldisclosure.com. Go to either website at least 15 minutes early to register and download and install any necessary audio software. For those unable to participate, a rebroadcast will be made available at www.polymedica.com and www.fulldisclosure.com for 90 days after the call. It will be available shortly after the call.

About PolyMedica (www.polymedica.com)
PolyMedica is a rapidly growing national medical products company. The Company is best known through its Liberty brand name and innovative direct-to-consumer television advertising to seniors with diabetes. Building on its technology-based operating platform and compliance management focus, PolyMedica continues to expand its product offerings to individuals with chronic diseases.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, outcomes of government inquiries and investigations and related litigation, continued compliance with government regulations, changes in Medicare reimbursement, fluctuations in customer demand, management of rapid growth, intensity of competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2003 and its Quarterly Reports on Form 10-Q for the quarters ended June 30, September 30 and December 31, 2003. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.

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For additional information, contact:
Fred (“Skip”) Croninger PolyMedica Corporation	Jim Barron/Denise DesChenes Citigate Sard Verbinnen

(781) 933-2020	(212) 687-8080

(Financial Tables Follow)

PolyMedica Corporation
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	Mar. 31,	Mar. 31,	Mar. 31,	Mar. 31,
	2004	2003	2004	2003
Net revenues	$109,072	$96,655	$419,694	$356,185
Cost of sales	42,434	35,084	156,862	126,844

Gross margin	66,638	61,571	262,832	229,341
Selling, general and administrative expenses	46,572	43,877	202,427	163,886

Income from operations	20,066	17,694	60,405	65,455
Other income and expense	137	21	579	93

Income before income taxes	20,203	17,715	60,984	65,548
Income tax provision	7,637	6,838	23,052	25,301

Income before cumulative effect of accounting change	12,566	10,877	37,932	40,247
Cumulative effect of accounting change, net of taxes of $9,187 (A)	—	—	—	(14,615)

Net income	$12,566	$10,877	$37,932	$25,632

Diluted earnings per share:
Income before cumulative effect of accounting change	$0.47	$0.43	$1.45	$1.60
Net income	$0.47	$0.43	$1.45	$1.02
Weighted average shares, diluted	27,015	25,177	26,201	25,092

(A)	Accounting change refers to the April 1, 2002 adoption of SFAS No. 142, “Goodwill and Other Intangible Assets”.

Supplemental information on segment net revenues:
Liberty Diabetes	$76,105	$65,088	$283,289	$244,683
Liberty Respiratory	17,138	20,174	77,422	75,128
Pharmaceuticals	15,829	11,393	58,983	36,374

Total net revenues	$109,072	$96,655	$419,694	$356,185

Supplemental summarized information on cash flows:
Cash flows from operating activities	$13,764	$9,052	$52,654	$29,449
Cash flows from investing activities *	(1,804)	(7,805)	(22,650)	(23,517)
Cash flows from financing activities	7,398	(6,001)	12,063	(6,654)

Net change in cash and cash equivalents	19,358	(4,754)	42,067	(722)
Beginning cash and cash equivalents	49,871	31,916	27,162	27,884

Ending cash and cash equivalents	$69,229	$27,162	$69,229	$27,162

*	Includes the net maturity/(net purchase) of $(330,000) and $(6.0) million of marketable securities in the three months and year ended March 31, 2004, respectively.

PolyMedica Corporation
Consolidated Balance Sheets
(In thousands)

	March 31,	March 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$69,229	$27,162
Marketable securities	7,421	1,442
Restricted cash	512	—
Accounts receivable, net	63,828	61,168
Inventories	18,745	18,850
Deferred income taxes	18,331	13,960
Prepaid expenses and other current assets	4,438	3,438

Total current assets	182,504	126,020
Property, plant and equipment, net	61,659	53,304
Goodwill	5,946	5,946
Intangible assets, net	383	108
Direct response advertising, net	64,953	64,061
Other assets	1,193	1,530

Total assets	$316,638	$250,969

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$31,216	$29,579
Current portion, capital lease obligations and note payable	292	2,310

Total current liabilities	31,508	31,889
Long-term capital lease and other obligations	1,691	1,877
Deferred income taxes	24,611	20,528

Total liabilities	57,810	54,294
Total shareholders’ equity	258,828	196,675

Total liabilities and shareholders’ equity	$316,638	$250,969

PolyMedica Corporation
Statement of Operations – Reconciliation of Non-GAAP Financial Measures
(In thousands, except per share amounts)

Fiscal Year Ended March 31, 2004

			Increase in
		Direct-	Amounts	Adjusted
		Response	Reserved for	Non-
	Reported	Advertising	Overpayments by	GAAP
	GAAP Totals	Impairment	Medicare	Totals
Net revenues	$419,694	$—	$3,141	$422,835
Cost of sales	156,862	—	—	156,862

Gross margin	262,832	—	3,141	265,973
Selling, general and administrative expenses	202,427	(14,443)	—	187,984

Income from operations	60,405	14,443	3,141	77,989
Other income and expense	579	—	—	579

Income before income taxes	60,984	14,443	3,141	78,568
Income tax provision	23,052	5,459	1,187	29,698

Net income	$37,932	$8,984	$1,954	$48,870

Diluted earnings per share:
Net income	$1.45	$0.34	$0.07	$1.87
Weighted average shares, diluted	26,201	26,201	26,201	26,201

     We believe that referring to these non-GAAP totals facilitates a better comparison of our year-to-year operating results.